EXHIBIT 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT dated as of May 9, 2016 (this “Amendment”), is entered into among SYNTEL, INC., a Michigan corporation (the “Borrower”), the Guarantors and BANK OF AMERICA, N.A., as Lender (the “Lender”).

RECITALS

A.The Borrower and the Lender entered into that certain Credit Agreement dated as of May 23, 2013 (as amended and modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement.

B. The Borrower has requested that the Lender consent to certain amendments to the Credit Agreement, on the terms and conditions set forth herein.

C. In consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows.

AGREEMENT

1. Amendments.

(a) The definition of “Change of Control” in Section 1.01 of the Credit Agreement is hereby amended by deleting clause (b) thereof and replacing it with the following:

(b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

(b) The defined terms “Consolidated EBITDA”, “Consolidated Funded Indebtedness”, “Consolidated Interest Charges”, “Consolidated Domestic Leverage Ratio” and “Consolidated Net Income” are hereby deleted from Section 1.01 of the Credit Agreement.

(c) The following defined terms in Section 1.01 of the Credit Agreement are amended and restated in their entirety as follows:

“Applicable Rate” means,

(a) for the period beginning on the First Amendment Effective Date through and including the date prior to the first anniversary of the First Amendment Effective Date, (i) 1.50% with respect to Eurodollar Rate Loans and (ii) 0.50% with respect to Base Rate Loans;

(b) for the period beginning on the first anniversary of the First Amendment Effective Date through and including the date prior to the second anniversary of the First Amendment Effective Date, (i) 1.45% with respect to Eurodollar Rate Loans and (ii) 0.45% with respect to Base Rate Loans; and

(c) for the period beginning on the second anniversary of the First Amendment Effective Date and continuing thereafter, (i) 1.40% with respect to Eurodollar Rate Loans and (ii) 0.40% with respect to Base Rate Loans.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Domestic EBITDA for the period of the four fiscal quarters most recently ended to (b) Consolidated Fixed Charges for the period of the four fiscal quarters most recently ended.

“Consolidated Fixed Charges” means, for any period, for the Borrower and its Domestic Subsidiaries on a consolidated basis, an amount equal to the sum of (i) income tax expense of the Borrower and its Domestic Subsidiaries for such period plus (ii) the cash portion of Consolidated Domestic Interest Charges for such period plus (iii) Consolidated Capital Expenditures for such period plus (iv) Consolidated Scheduled Funded Debt Payments for such period.

“Consolidated Scheduled Funded Debt Payments” means for any period for the Borrower and its Domestic Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Domestic Funded Indebtedness, as determined in accordance with GAAP. For purposes of this definition, “scheduled payments of principal” (a) shall be determined after giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period, (b) shall be deemed to include the Attributable Indebtedness in respect of Capital Leases, Securitization Transactions and Synthetic Leases, (c) shall not include any voluntary prepayments or mandatory prepayments required pursuant to Section 2.03, and (d) with respect to Earn Out Obligations, shall equal payments made under Earn Out Obligations during the applicable period.

“Eurodollar Base Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the London Interbank Offered Rate (“LIBOR”), as published on the applicable Bloomberg screen page (or such other commercially available source providing quotations of LIBOR as may be designated by the Lender from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Lender to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Lender’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) LIBOR, at approximately 11:00 a.m. London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Lender to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained with a term equal to one month would be offered by the Lender’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.

provided that: (i) to the extent another rate is approved by the Lender pursuant to the foregoing, such rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Lender, such approved rate shall be applied in a manner as otherwise reasonably determined by the Lender and (ii) if the Eurodollar Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Loan Notice” means a notice of (a) a Borrowing of Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, in each case pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A or such other form as may be approved by the Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Lender), appropriately completed and signed by a Responsible Officer of the Borrower.

“Maturity Date” means May 9, 2019.

“Pro Forma Basis” means, for purposes of calculating compliance with the covenants in Section 8.11 or with any test or covenant hereunder in respect of a Specified Transaction, that such Specified Transaction and all other Specified Transactions during the relevant fiscal period or thereafter and on or prior to the date of determination shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which the Borrower was required to deliver financial statements pursuant to (x) Section 7.01(a) and (b) (with respect to any such calculation of the Consolidated Global Leverage Ratio) or (y) Section 7.01(c) (with respect to the Consolidated Fixed Charge Coverage Ratio). In connection with the foregoing, (i)(a) with respect to any Disposition or Involuntary Disposition, income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (b) with respect to any Acquisition, income statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Lender, (ii) any Indebtedness incurred or assumed by the Borrower or any Subsidiary (including the Person or property acquired) in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination and (iii) such other pro-forma adjustments which would be permitted or required by Regulation S-X under the Securities Act shall be taken into account.

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Borrower containing reasonably detailed calculations of the financial covenants set forth in Section 8.11 as of the most recent fiscal quarter end for which the Borrower was required to deliver financial statements pursuant to (x) Section 7.01(a) and (b) (with respect to any such calculation of the Consolidated Global Leverage Ratio) or (y) Section 7.01(c) (with respect to the Consolidated Fixed Charge Coverage Ratio), as applicable, in each case, after giving effect to the applicable transaction on a Pro Forma Basis.

“Responsible Officer” means the chief executive officer, president, chief financial officer, secretary, treasurer, assistant treasurer or controller of a Loan Party and, solely for purposes of the delivery of certificates pursuant to Sections 5.01 or 7.12(b), any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Lender or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Lender. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Lender, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Lender, appropriate authorization documentation, in form and substance satisfactory to the Lender.

“Revolving Commitment” means, the Lender’s obligation to make Revolving Loans to the Borrower pursuant to Section 2.01(a). The principal amount of the Revolving Commitment as in effect on the First Amendment Effective Date is $100,000,000.

“Syntel India” means Syntel Private Limited, an Indian limited liability company (formerly Syntel Limited, an Indian limited liability company).

“Term Loan Commitment” means the Lender’s obligation to make the Term Loan to the Borrower pursuant to Section 2.01(b). The principal amount of the Term Loan Commitment as in effect on the First Amendment Effective Date is $100,000,000.

(d) The following defined terms are added to Section 1.01 of the Credit Agreement in appropriate alphabetical order:

“Account” shall have the meaning given to such term in the Security Agreement.

“Consolidated Domestic EBITDA” means, for any period, for the Borrower and its Domestic Subsidiaries on a consolidated basis, an amount equal to Consolidated Domestic Net Income for such period plus the following to the extent deducted in calculating such Consolidated Domestic Net Income: (a) Consolidated Domestic Interest Charges for such period, (b) income tax expense of the Borrower and its Domestic Subsidiaries for such period, (c) depreciation and amortization (including, without limitation, amortization of goodwill and other intangible assets and amortization or write-off of debt discount or deferred financing costs and debt issuance costs and commissions, discounts and other fees, costs, expenses and charges associated with Indebtedness (including, without limitation, the Term Loan and the Revolving Loans under this Agreement)) expense for such period, (d) non-cash compensation expense, or other non-cash expenses or charges, arising from the sale of stock, and the granting of stock options and incentive restricted stock, the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution or change of any such stock, stock option, stock appreciation rights or similar arrangements), all as determined in accordance with GAAP, (e) any financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses of the Borrower or its Subsidiaries incurred as a result of the transactions contemplated by this Agreement and the Loan Documents (and any amendments, waivers, consents or other modifications thereto) including, without limitation, the fees, costs and expenses from the discharge of the Indebtedness under the Existing Credit Facility, all determined in accordance with GAAP, (f) any financial advisory fees, accounting fees, legal fees and similar advisory and consulting fees and related out-of-pocket expenses of the Borrower and its Subsidiaries incurred as a result of Permitted Acquisitions and/or Dispositions; provided that the aggregate amount added back pursuant to this clause (f) during the term of this Agreement shall not exceed $1,000,000, (g) all other non-cash charges or expenses (excluding any such expenses or charges to the extent representing an accrual or reserve for any cash charge in any future period), and (h) with the prior consent of the Lender (which shall not be unreasonably withheld, conditioned or delayed), one-time losses, and minus all non-cash income or gains.

“Consolidated Domestic Funded Indebtedness” means Funded Indebtedness of the Borrower and its Domestic Subsidiaries on a consolidated basis determined in accordance with GAAP.

“Consolidated Domestic Interest Charges” means, for any period, for the Borrower and its Domestic Subsidiaries on a consolidated basis, an amount equal to the sum of (i) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (ii) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP plus (iii) the implied interest component of Synthetic Leases with respect to such period.

“Consolidated Domestic Net Income” means, for any period, for the Borrower and its Domestic Subsidiaries on a consolidated basis, the net income (or net loss) after taxes of the Borrower and its Domestic Subsidiaries (excluding extraordinary gains) for that period, as determined in accordance with GAAP; provided that there shall be excluded from the calculation of Consolidated Domestic Net Income for any period (i) the income (or loss) of any Person in which any other Person has an ownership interest, except to the extent that any such income is actually received in cash by the Borrower or any Domestic Subsidiary during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Domestic Subsidiary of the Borrower or another Domestic Subsidiary or is merged with or into or consolidated with the Borrower or any of its Domestic Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Domestic Subsidiaries, and (iii) the income of any direct or indirect Domestic Subsidiary of the Borrower to the extent that the declaration or payment of Restricted Payments or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Consolidated Global EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Global Net Income: (a) Consolidated Global Interest Charges for such period, (b) income tax expense of the Borrower and its Subsidiaries for such period, (c) depreciation and amortization (including, without limitation, amortization of goodwill and other intangible assets and amortization or write-off of debt discount or deferred financing costs and debt issuance costs and commissions, discounts and other fees, costs, expenses and charges associated with Indebtedness (including, without limitation, the Term Loan and the Revolving Loans under this Agreement)) expense for such period, (d) non-cash compensation expense, or other non-cash expenses or charges, arising from the sale of stock, and the granting of stock options and incentive restricted stock, the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution or change of any such stock, stock option, stock appreciation rights or similar arrangements), all as determined in accordance with GAAP, (e) any financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses of the Borrower or its Subsidiaries incurred as a result of the transactions contemplated by this Agreement and the Loan Documents (and any amendments, waivers, consents or other modifications thereto) including, without limitation, the fees, costs and expenses from the discharge of the Indebtedness under the Existing Credit Facility, all determined in accordance with GAAP, (f) any financial advisory fees, accounting fees, legal fees and similar advisory and consulting fees and related out-of-pocket expenses of the Borrower and its Subsidiaries incurred as a result of Permitted Acquisitions and/or Dispositions; provided that the aggregate amount added back pursuant to this clause (f) during the term of this Agreement shall not exceed $1,000,000, (g) all other non-cash charges or expenses (excluding any such expenses or charges to the extent representing an accrual or reserve for any cash charge in any future period), and (h) with the prior consent of the Lender (which shall not be unreasonably withheld, conditioned or delayed), one-time losses, and minus all non-cash income or gains.

“Consolidated Global Funded Indebtedness” means Funded Indebtedness of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

“Consolidated Global Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (i) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (ii) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP plus (iii) the implied interest component of Synthetic Leases with respect to such period.

“Consolidated Global Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Global Funded Indebtedness as of such date to (b) Consolidated Global EBITDA for the period of the four fiscal quarters most recently ended.

“Consolidated Global Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income (or net loss) after taxes of the Borrower and its Subsidiaries (excluding extraordinary gains) for that period, as determined in accordance with GAAP; provided that there shall be excluded from the calculation of Consolidated Global Net Income for any period (i) the income (or loss) of any Person in which any other Person has an ownership interest, except to the extent that any such income is actually received in cash by the Borrower or any Subsidiary during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or another Subsidiary or is merged with or into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries, and (iii) the income of any direct or indirect Subsidiary of the Borrower to the extent that the declaration or payment of Restricted Payments or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“First Amendment Effective Date” means May 9, 2016.

“UCC” has the meaning given to such term in the Security Agreement.

(e) The definition of “Permitted Acquisitions” in Section 1.01 of the Credit Agreement is hereby amended by deleting the amount “$10,000,000” appearing in clause (v)(y) thereof, and replacing it with the amount “$25,000,000”.

(f) Section 2.01(b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following

Subject to the terms and conditions set forth herein, the Lender agrees to make a term loan (the “Term Loan”) to the Borrower in Dollars on the First Amendment Effective Date in an amount equal to the Term Loan Commitment. The Lender shall make the Term Loan to the Borrower through (i) continuing the Term Loan outstanding immediately prior to the First Amendment Effective Date, and (ii) advancing additional amounts of the Term Loan on the First Amendment Effective Date. Amounts repaid on the Term Loan may not be reborrowed. The Term Loan may consist of Base Rate Loans or Eurodollar Rate Loans or a combination thereof, as further provided herein.

(g) Section 2.02(a) of the Credit Agreement is hereby amended by:

(i) deleting the first sentence thereof and replacing it with the following:

Each Borrowing and, except as otherwise set forth herein, each conversion of Loans from one Type to the other and each continuation of Eurodollar Rate Loans, shall be made upon the Borrower’s irrevocable notice to the Lender, which may be given by (A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Lender of a Loan Notice.

; and

(ii) deleting the third sentence thereof.

(h) Section 2.03(a) of the Credit Agreement is hereby amended by deleting the second sentence thereof and replacing it with the following:

Each such notice shall be in a form as may be approved by the Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Lender), appropriately completed and signed by a Responsible Officer and shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and whether the Loans to be prepaid are the Revolving Loans and/or the Term Loan.

(i) Section 2.05(b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(b) Term Loan. The Borrower shall repay the outstanding principal amount of the Term Loan in installments on the last day of each fiscal quarter, beginning with the fiscal quarter ending June 30, 2016, in the amount of $3,125,000 and on the Maturity Date in the amount of the remaining outstanding principal balance of the Term Loan (in each case, as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.03), unless accelerated sooner pursuant to Section 9.02.

(j) Section 6.13 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

6.13 Subsidiaries.

Set forth on Schedule 6.13 is a complete and accurate list as of the First Amendment Effective Date of each Subsidiary of any Loan Party, together with (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding Equity Interests of each Subsidiary of any Loan Party are validly issued, fully paid and non-assessable (to the extent applicable).

(k) Section 6.17 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

6.17 Intellectual Property; Licenses, Etc..

Each Loan Party and each Material Subsidiary owns, or possesses the legal right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses (taken as a whole), as conducted at the applicable time this representation is made, except where the failure to so own or have rights would not reasonably be expected to result in a Material Adverse Effect. Set forth on Schedule 6.17 is a list of all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by each Loan Party as of the First Amendment Effective Date. Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted in writing and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Loan Party know of any such claim, and, to the knowledge of the Loan Parties, the use of any IP Rights by any Loan Party or any of the Material Subsidiaries or the granting of a right or a license in respect of any IP Rights from any Loan Party or any of the Material Subsidiaries does not infringe on the rights of any Person, except for any such infringement that could not reasonably be expected to result in a Material Adverse Effect. As of the First Amendment Effective Date, none of the IP Rights material to the conduct of the Loan Party’s business, as conducted at the applicable time this representation is made, and owned by any of the Loan Parties or any of the Material Subsidiaries is subject to any licensing agreement or similar arrangement except as set forth on Schedule 6.17.

(l) Section 6.22 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

6.22 Sanctions; Anti-Corruption Laws.

(a) Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions, nor is the Borrower or any Subsidiary located, organized or resident in a Designated Jurisdiction.

(b) The Loan Parties and their Subsidiaries have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(m) A new section 7.16 of the Credit Agreement is hereby added as follows:

7.16 Anti-Corruption Laws.

Conduct (and cause each of its Subsidiaries to conduct) its business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.

(n) Section 8.06(c) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(c) the Borrower may declare and make dividend payments or other distributions provided that (i) no Default shall have occurred and is continuing or would immediately result from such dividend or other distribution, and (ii) the Borrower shall have delivered to the Lender a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such dividend or distribution on a Pro Forma Basis, the Consolidated Global Leverage Ratio would be less than 0.75 to 1.0;

(o) Section 8.11(a) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(a) Consolidated Global Leverage Ratio. Permit the Consolidated Global Leverage Ratio as of the end of any fiscal quarter to be greater than 1.5 to 1.0.

(p) Section 8.15 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

8.15 Sanctions; Anti-Corruption Laws.

(a) Directly or indirectly, use the proceeds or any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities or business with any individual or entity, or in any Designated Jurisdiction that, at the time of such funding, is the subject of any Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender or otherwise) of Sanctions.

(b) Directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity to use such proceeds, for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions.

(q) Section 10.16 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

10.16 Electronic Execution of Assignments and Certain Other Documents.

The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Lender, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, the Lender is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Lender pursuant to procedures approved by it; provided further without limiting the foregoing, upon the request of the Lender, any electronic signature shall be promptly followed by such manually executed counterpart.

(r) Exhibit D to the Credit Agreement is amended and restated in its entirety as set forth on Exhibit D hereto.

(s) Schedule 6.13 and Schedule 6.17 to the Credit Agreement are hereby amended and restated in their entirety as set forth on Schedules 6.13 and 6.17 hereto.

2. Effectiveness; Conditions Precedent. This Amendment shall be effective, as of the date hereof, subject to the satisfaction (or waiver) of the following conditions:

(a) Loan Documents. Receipt by the Lender of executed counterparts of this Amendment and an amendment to the Indian Pledge Agreement, in form and substance reasonably satisfactory to the Lender, in each case, properly executed by a Responsible Officer of the signing Loan Party.

(b) Opinions of Counsel. Receipt by the Lender of customary opinions of (i) U.S. legal counsel to the Loan Parties, and (ii) with respect to the amendment to the Indian Pledge Agreement, outside Indian legal counsel to the Borrower, in each case addressed to the Lender, dated as of the Closing Date, and in form and substance reasonably satisfactory to the Lender.

(c) Organization Documents, Resolutions, Etc. Receipt by the Lender of the following, each of which shall be originals, PDFs or facsimiles (followed promptly by originals), in form and substance reasonably satisfactory to the Lender:

(i) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(ii) such certificates of resolutions or other corporate action and incumbency certificates evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents to which such Loan Party is a party; and

(iii) good standing certificates (including verification of tax status) to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(d) Perfection and Priority of Liens. Receipt by the Lender of the following:

(i) searches of Uniform Commercial Code filings in the jurisdiction of formation of each Loan Party or where a filing would need to be made in order to perfect the Lender’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens; and

(ii) searches of ownership of, and Liens on, intellectual property of each Loan Party in the appropriate governmental offices.

(e) Closing Certificate. Receipt by the Lender of a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 5.02(a) and (b) of the Credit Agreement have been satisfied.

(f) Fees. Receipt by the Lender of any fees required to be paid on or before the First Amendment Effective Date.

(g) Attorney Costs. Unless waived by the Lender, the Borrower shall have paid all reasonable documented fees and reasonable and documented out-of-pocket charges and disbursements of counsel to the Lender to the extent invoiced prior to or on the First Amendment Effective Date.

3. Ratification of Loan Documents. Each Loan Party acknowledges and consents to the terms set forth herein and agrees that this Amendment does not impair, reduce or limit any of its obligations under the Loan Documents. This Amendment is a Loan Document.

4. Authority/Enforceability. Each Loan Party represents and warrants as follows:

(a) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b) This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligations, enforceable in accordance with its terms.

(c) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment, or, if such consent is required, it has been obtained.

(d) The execution and delivery of this Amendment does not (i) violate, contravene or conflict with any provision of its Organization Documents or (ii) materially violate, contravene or conflict with any Laws applicable to it or any of its Subsidiaries.

5. Representations and Warranties; Release. Each Loan Party represents and warrants that after giving effect to this Amendment (a) the representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document shall be true and correct in all material respects with respect to any representation or warranty that is not otherwise qualified as to materiality, and in all respects with respect to any representation or warranty that is qualified as to materiality, in each case on and as of the date hereof, (b) no Default has occurred and is continuing, or would immediately result from this Amendment. As of the date hereof, no Loan Party has any counterclaims, offsets, credits or defenses to the Loan Documents and the performance of its obligations thereunder, or if any Loan Party has any such claims, counterclaims, offsets, credits or defenses to the Loan Documents or any transaction related to the Loan Documents, the same are hereby waived, relinquished and released in consideration of the Lender’s execution and delivery of this Amendment.

6. Counterparts/Telecopy-pdf. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of executed counterparts of this Amendment by telecopy or pdf shall be effective as an original.

7. Incorporation of Agreement. Except as specifically modified herein, the terms of the Loan Documents shall remain in full force and effect. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Lender under the Loan Documents, or constitute a waiver or amendment of any provision of the Loan Documents, except as expressly set forth herein.

8. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

BORROWER:	SYNTEL, INC., a Michigan corporation

	By:	/s/ Daniel M. Moore
	Name:	Daniel M. Moore
	Title:	Chief Executive Officer and Secretary

GUARANTORS:	SKILLBAY LLC, a Michigan limited liability company

	By:	/s/ Daniel M. Moore
	Name:	Daniel M. Moore
	Title:	Chief Executive Officer and Secretary

SYNTEL CONSULTING INC., a Michigan corporation

	By:	/s/ Daniel M. Moore
	Name:	Daniel M. Moore
	Title:	Chief Executive Officer and Secretary

SYNTEL, INC.

FIRST AMENDMENT TO CREDIT AGREEMENT

LENDER:	BANK OF AMERICA, N.A., as Lender

	By:	/s/ Gregory J. Bosio
	Name:	Gregory J. Bosio
	Title:	Vice President